Ex-4

March 2004

To Beneficial Shareholders of EnCana Corporation

Re: 2004 Interim Financial Statements

As a beneficial shareholder you are entitled to receive a copy of our interim financial statements. If you wish to receive a copy of the 2004 interim financial statements, please complete, sign and return this form by mail or facsimile. Your name will then be placed on the Supplemental Mailing List maintained by our Transfer Agent and Registrar, CIBC Mellon Trust Company.

Shareholders will receive a new election form each year in order for us to make sure we are mailing interim financial statements only to shareholders who have requested a copy.

If you have any questions about this procedure, please call CIBC Mellon Trust Company at:

1-800-387-0825 (toll free in North America) or at 416-643-5500.

EnCana’s interim financial statements are also available for viewing on our website:

www.encana.com    (see “Investor Relations”)

If you wish to receive a copy,
please mail a completed form to:	CIBC Mellon Trust Company
PO. Box 7010
Adelaide Street Postal Station
Toronto, Ontario M5C 2W9

or send it by facsimile to:	416-643-3135

To:	EnCana Corporation

Please add my name to the Supplemental Mailing List to receive EnCana Corporation 2004 interim financial statements. I confirm that I am a shareholder of EnCana Corporation.

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